EXHIBIT 99(d)(2)

JOHN HANCOCK STRAREGIC SERIES

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made as of the 14th day of December, 2023, to the Amended and Restated Advisory Agreement dated June 30, 2020, as amended (the “Agreement”), between John Hancock Strategic Series (the “Trust”), a Massachusetts business trust, on behalf of its series John Hancock Managed Account Shares Bond Completion Portfolio, and John Hancock Investment Management LLC (the “Adviser”), a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “COMPENSATION OF ADVISER,” is hereby amended to reflect the updated fee schedule for John Hancock Managed Shares Bond Completion Portfolio and any contrary fee schedule information is hereby superseded:

Portfolio	All Assets
John Hancock Managed Account Shares Bond Completion Portfolio	0.63%

2.	EFFECTIVE DATE

This Amendment shall become effective as of the date above, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK STRATEGIC SERIES

By:	/s/ Kristie M. Feinberg
Name:	Kristie M. Feinberg
Title:	President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

2